  THERAGENICS CORPORATION®

    Company Contact:
    James A. MacLennan, CFO & Treasurer
    Phone: 800-998-8479 or 770-271-0233
    www.theragenics.com

THERAGENICS CORPORATION® REPORTS REVENUE
AND EARNINGS FOR SECOND QUARTER, 2003

        Buford, GA, July 22, 2003 – Theragenics Corporation® (NYSE: TGX), the Georgia-based manufacturer and marketer of TheraSeed®, the premier palladium-103 cancer treatment device, today announced revenue and earnings for the second quarter ended June 30, 2003. Revenues for the quarter were $8.9 million compared to $11.1 million in the same period of last year, a $2.2 million reduction. For the half-year period, revenues were $20.1 million, a decrease of 11.5 percent compared to the prior year’s $22.7 million. Net income in the quarter was $266,000, or $0.01 per share compared to $1.8 million, or $0.06 per share in the second quarter of 2002. For the six-month period, net income was $1.3 million (including a $222,000 charge for cumulative effect of change in accounting principle), or $0.04 per share compared to $4.5 million, or $0.15 per share in the prior year.

        In the second quarter, a decline in total sales through distributors contributed to reduced revenues and unit sales. Theragenics’™ average selling prices in the quarter remained steady, while in-house direct Theragenics’ sales increased as a percentage of total sales, compared to the second quarter of 2002.

        Commenting on the results, Ms. M. Christine Jacobs, Chairman, CEO and President, stated, “This quarter’s results strengthen our resolve to continue to build our own in-house sales and marketing team to stabilize and promote both our products in a highly-charged marketplace. Consolidation, loss of two distributors, discounting, and overall confusion created by a rapidly changing makeup of companies in the market contributed to the negative impact on quarterly results. Offsetting these trends, our in-house team made progress with new accounts and reactivating dormant accounts.

        “There were also some positive developments this quarter in our efforts to secure a legislative “fix” for reimbursement. We were successful in getting appropriate language in the House Medicare Reform Bill. In addition “placeholder” language was included in the Senate Bill. While we are unable to predict the outcome of the Senate/House debate, we remain hopeful and vigilant that adequate brachytherapy reimbursement will at last be secured.

        “We are also pleased to report that we continue to make advances in our diversification programs. The TheraP trial has continued, furthering our studies of the application of a palladium-103 based solution for the prevention of restenosis following balloon angioplasty.”

    Ms.        Jacobs concluded her remarks by saying, “Our stated strategy of direct sales and marketing supported by a powerful advertising campaign and reimbursement initiatives bore fruit this quarter. It’s the right strategy at the right time. We’ll stay our course.”

        Theragenics™ will be hosting a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and give the Company name. This call is also being broadcast live over the internet, and a recording will be available for the next two weeks on the Company’s website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. You can also access a replay of the call until Midnight on Friday by dialing 800-642-1687 or 706-645-9291 and giving the conference ID code: 1586706.

        Theragenics Corporation® is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of the palladium-103 rice-sized device TheraSeed® and also markets I-Seed, an iodine-125 based device. Both devices are used in the treatment of localized prostate cancer in one-time, minimally invasive procedures. Theragenics™ is the world’s largest producer of palladium-103 and is involved in research and development utilizing palladium-103 for the treatment of vascular disease, macular degeneration and other diseases and research and development centered around other isotopes and their commercial usage. For additional information on the Company, call Theragenics’™ Investor Relations Department at (800) 998-8479. The Company’s common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.

        This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, optimism for the direct distribution system and new sales and marketing initiatives foretelling increases in unit sales and return of gross margins, institution of activities and plans that could benefit Theragenics’™ goals in its diversification efforts and anticipated positive results in general. Actual results may be affected by among other things, risks and uncertainties related to new product and process development cycles, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics™ and its distributors, changes in product pricing by Theragenics™ or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for Pd-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, Congressional action affecting Medicare reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

        All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

press release

THERAGENICS CORPORATION® REPORTS REVENUE AND EARNINGS FOR SECOND QUARTER 2003

THERAGENICS CORPORATION® CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Total revenues	$ 8,949	$ 11,062	$ 20,051	$ 22,695

Cost of sales	3,959	3,680	8,496	7,335

Gross profit	4,990	7,382	11,555	15,360

Operating expenses:

Selling, general & administrative	3,230	3,568	6,621	6,660

Research & development	1,612	1,252	3,113	2,185

	4,842	4,820	9,734	8,845
Operating income	148	2,562	1,821	6,515

Other income, net	225	244	453	455

Net income before taxes	373	2,806	2,274	6,970

Income tax expense	107	983	789	2,520

Net income before cumulative	266	$ 1,823	1,485	$ 4,450
effect of accounting change
Cumulative effect of			(222)
accounting change, net of tax
Net income	$ 266	$ 1,823	$ 1,263	$ 4,450

EPS before cumulative effect of	$ 0.01	$ 0.06	$ 0.05	$ 0.15
accounting change - Basic

Cumulative effect of			(0.01)
accounting change

Net income per common share - Basic	$ 0.01	$ 0.06	$ 0.04	$ 0.15

EPS before cumulative effect of	$ 0.01	$ 0.06	$ 0.05	$ 0.15
accounting change - Diluted

Cumulative effect of			(0.01)
accounting change

Net income per common share - Diluted	$ 0.01	$ 0.06	$ 0.04	$ 0.15

Weighted average

Shares outstanding - Basic	29,908	29,753	29,869	29,734

Shares outstanding - Diluted	29,996	30,069	29,962	30,082

Theragenics Corporation® Reports Revenue & Earnings for Second Quarter 2003

	Three Months Ended		Six Months Ended
Key Ratios:	6/30/03	6/30/02	6/30/03	6/30/02
Gross Margin	55.8%	66.7%	57.6%	67.7%

Operating Margin	1.7%	23.2%	9.1%	28.7%

Profit before tax and before cumulative

effect of accounting change	4.2%	25.4%	11.3%	30.7%

Profit after tax margin and before

cumulative effect of accounting change	3.0%	16.5%	7.4%	19.6%

Profit after tax margin and after

cumulative effect of accounting change	3.0%	16.5%	6.3%	19.6%

ROE	0.7%	5.2%	1.8%	6.4%

Theragenics Corporation® Condensed Balance Sheets
(UNAUDITED)

(In thousands)

Assets	June 30, 2003	December 31, 2002

Cash, short-term investments	$ 70,044	$ 68,321
& marketable securities
Trade accounts receivable	4,471	4,789

Inventories and other current assets	4,895	3,998

Total current assets	79,410	77,108

Property, plant & equipment, net	71,713	74,050

Other assets	2,607	237

Total assets	$153,730	$151,395

Liabilities & Stockholders’ Equity

Accounts payable & accrued expenses	$ 2,507	$ 2,384

Deferred income taxes	6,856	6,853

Other liabilities	560	68

Total liabilities	9,923	9,305

Stockholders' equity	143,807	142,090
Total liabilities & stockholders' equity	$153,730	$151,395